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EXHIBIT 10.41

Date: June 28, 2002

Mr. Ralph Quinsey

Dear Ralph:

        On behalf of TriQuint Semiconductor, Inc. (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer, and member of the Company's Board of Directors (the "Board"). For 2003 and forward Board membership is subject to the approval of the shareholders. We look forward to working closely with you in the position to build the future success of the Company.

        The terms of your new position with the Company are as set forth below:

1.
Position.

(a)
You will be employed as President, Chief Executive Officer and member of the Board, working out of the Company's headquarters office in Hillsboro, Oregon, reporting to the Board.

(b)
You agree to perform all of the duties and obligations required of you pursuant to the express and implicit terms herein to the best of your ability and experience, and perform such services loyally and conscientiously, and to the reasonable satisfaction of the Board. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company; the Company will be entitled to all of the benefits and profits arising from or incident to all such work services; you will not render commercial or professional services of any nature to any person or organization without the prior written consent of the Board.

2.
Start Date.    Subject to fulfillment of all conditions set forth in this letter agreement, you will commence your position with the Company on or before July 16, 2002 (the "Start Date").

3.
Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide the Company satisfactory documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your start date, or our employment relationship with you may be ended for Termination for Cause.

4.
Hire on Bonus.    You will receive a $25,000 hire on bonus which will be paid to you within 60 days of your first day of employment. The bonus is subject to the appropriate withholdings.

5.
Compensation.

(a)
Base Salary.    You will be $12,700 per pay period (26 pay periods per year) which equals an annual base salary of $330,200. Your base salary will be payable pursuant to the Company's regular payroll policy, and shall be subject to appropriate withholdings. (The annualized base salary described above, together with any subsequent increases thereto, shall be referred to herein as the "Base Salary.")

(b)
Bonus.    You will be eligible for an annual target bonus of 50% of your base salary in compliance with performance against a corporate wide bonus plan. If there is a bonus plan approved by the Board for 2002 you will be eligible to earn a pro rata portion of this bonus for the period ending December 31, 2002 based upon the amount of time you are employed by the Company in 2002. (The initial annual target bonus amount stated above, together with any subsequent increases thereto, shall be referred to herein as the "Target Bonus.") The performance criteria for each year beginning with 2003 will be established, after consultation with you. The amount of bonus that you earn for any given year and the payment schedule will be in compliance with the then current plan. In the event of your termination, bonus payout, if any, shall be in accordance with the then current plan.

  (c)
  Annual Review.    Your compensation and performance will be reviewed at the Focal Review period conducted each year.

  (d)
  Options/Stock Grant.    In connection with the commencement of your employment, we will recommend to the Board that the Board grant you an option for 500,000 shares of the Company's Common Stock (the "Option Shares"). The option will be granted as an Incentive Stock Option ("ISO") up to $100K value vesting in a calendar year which is the maximum allowed by the IRS. The amount of the option grant that exceeds the IRS limit will be granted as a NonQualified Stock Option ("NSO"). The option price will be the closing price on your first day of your employment.    The options will vest according to the terms of the stock option agreement (28% on first anniversary of option grant, then 2% monthly thereafter until fully vested). After 12 months of continuous employment you will be eligible to participate in the Company's next scheduled annual Stock Option Refresh Program.

  (e)
  Vesting of Stock Options.    In the event of a Termination Without Cause or a Resignation for Good Reason (as defined below) at any time from the date the Board of Directors approves a transaction which, if consummated, will result in a Change in Control and continuing for twelve (12) months following the effective date of such Change in Control (as defined in paragraph (f)), the furthest out twelve (12) months of unvested Option Shares shall automatically become fully vested.

  (f)
  Change in Control.    A "Change in Control" of the Company shall be deemed to occur if and when (i) the Company is merged, consolidated or reorganized into or with another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity; (ii) a sale of the stock of the Company occurs, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the Company; (iii) the Company sells or otherwise transfers all or substantially all of its assets to any other entity, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the purchasing entity; or (iv) the membership of the board of directors of the Company changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of this letter) do not constitute a majority of the board of directors at the end of such period.

  (g)
  Termination for Cause.    The term "Termination for Cause" shall mean a termination of your employment by the Company for any of the following reasons: i) intentional failure to perform assigned duties, ii) personal dishonesty, iii) incompetence, as measured against standards generally prevailing in the industry, iv) willful misconduct, v) any breach of fiduciary duty involving personal profit, vi) willful violation of any domestic or international law, rule, regulation (other than traffic violations or similar minor offenses) or final cease and desist order, or any sexual or other harassment of others; vii) not establishing a primary residence in Oregon within the agreed upon timeframe; provided however, that with respect to reasons i), iii), iv) and vii) above, no Termination for Cause shall be deemed to have occurred if you have not been provided with written notice of the factual basis for the alleged failure to perform or incompetence and a thirty (30) day period to take corrective action. In determining incompetence, the act or omissions shall be measured against standards generally prevailing in the industry. Notwithstanding the foregoing, a Termination for Cause shall not be deemed to have occurred unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a "majority" (>50%) of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you were guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. A termination of your employment by the Company for any other reason than those stated in i) through vii) above, or under any other circumstances than those stated in this paragraph, shall be a "Termination Without Cause."

  (h)
  Resignation for Good Reason.    For purposes of this agreement, a "Resignation for Good Reason" shall be deemed to occur if you resign your employment within sixty (60) days of the occurrence of any of the following that occur without your written consent: (i) a loss of the title of President and/or Chief Executive Officer (except during the 12 months following a Change in Control (as defined above); (ii) a material reduction in duties or responsibilities; (iii) any reduction in your Base Salary or any Target Bonus (other than a reduction comparable in percentage to a reduction affecting the Company's executives generally); (iv) any material reduction in your benefits (other than a reduction affecting the Company's personnel generally); or (v) a Company-mandated relocation of your principal place of employment or your current principal residence by more than 50 miles from its respective Oregon location immediately prior to the resignation; provided however, that a Resignation for Good Reason shall not be effective until thirty (30) days following delivery by you of a written notice to the Company stating that you are resigning your employment and that such resignation constitutes Resignation for Good Reason. The Company may at it's discretion, during the 30 day period, review the Reasons for Termination and may reverse the conduct which gave rise to Good Reason, thereby reversing the Resignation for Good Reason. A resignation of your employment for any other reason or under any other circumstances shall be a "Resignation Without Good Reason."

6.
Benefits.

(a)
Relocation.    The Company, at it's cost, will relocate you and your immediate family from your home in Arizona to Portland, OR in accordance with the attached CEO Relocation Benefit document Attachment 1. It is expected that you will relocate and establish your primary residence in Oregon within 6 months of your Start Date. In lieu of the 6% Realtor fee the Company will pay to you $18,000 grossed up twice, for taxes, and payment will be made to you within 60 days of Start Date.

(b)
Insurance Benefits.    The Company will provide you with its standard medical and dental insurance benefits.

(c)
Vacation.    The Company will provide you with its standard time off benefits.

(d)
Other Benefits.    You will be eligible to participate in TriQuint 401(k), Employee Stock Purchase Plan, and Profit Sharing plans.

7.
Confidentiality Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's standard Confidentiality Agreement, Business Ethics Policy, Harassment Statement and Company Policies, prior to or on the Start Date.

8.
Severance Benefits.    You shall be entitled to receive severance benefits upon termination or resignation of employment only as set forth in this Section 8:

(a)
Termination for Cause/Resignation Without Good Reason.    In the event of a Termination for Cause or Resignation Without Good Reason, then you shall not be entitled to receive payment of any severance benefits. You will receive payment(s) for all salary and unpaid Paid Time Off(defined per Company policy) accrued as of the date of termination of your employment and your benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(b)
Termination Without Cause.    In the event of a Termination Without Cause you will be entitled to receive payment, within thirty (30) days of the date on which your employment terminates, of severance benefits equal to a lump sum payment equivalent to 12 months Base Salary less appropriate witholdings. Health and life insurance benefits with the same coverage provided to you prior to termination of your employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided at the Company's cost over the 12 month period immediately following the termination (the "Severance Period"). Also please refer to section 5(e).

(c)
Resignation for Good Reason.    In the event of a Resignation for Good Reason, then you will be entitled to receive payment, within thirty (30) days of the date on which your employment terminates, of severance benefits equal to a lump sum payment equivalent to 12 months Base Salary less appropriate witholdings. Health and life insurance benefits with the same coverage provided to you prior to termination of your employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided at the Company's cost over the 12 month period immediately following the termination (the "Severance Period"). Also please refer to section 5(e).

(d)
Termination by Reason of Death or Disability.    In the event that your employment with the Company terminates as a result of your death or Disability (as defined below), you or your estate or legal representative will receive all salary and unpaid Paid Time Off accrued as of the date of your death or Disability, all severance benefits payable under Section 8(b) above and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. For purposes of this Agreement, disability coverage and definition will be in compliance with the then current Company insured plans.

9.
Miscellaneous Provisions.

(a)
Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(b)
Legal Fees.    The Company agrees to reimburse you for up to $2000 in attorney fees incurred in reviewing, negotiating and finalizing this Agreement and related documents; provided, however, that if you resign your employment or are terminated for any reason within your first year of employment, you will be responsible for repaying the entire amount.

(c)
Indemnification.    Company shall indemnify you in accordance with the Company's obligations to you as a Director, CEO and President, as set forth in the Company's Bylaws.

(d)
At-Will Employment.    Your employment with TriQuint is at-will and, as such, may be terminated at any time by you or by the Company for any reason including those defined in Section 8 above. In the event of your Resignation for Good Reason, you will provide the Company with the written notice required in Section 5(h).

  (e)
  Drug Test.    TriQuint's mandatory drug test policy requires that all new hires be tested for drugs prior to their first day of work. Therefore this offer is contingent upon passing a pre-employment drug test prior to your start date.

  (f)
  Severability.    If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of the Agreement or of any part hereof.

10.
Non Compete Agreement.

(a)
You recognize that the Company's willingness to enter into this Agreement is based in material part on your agreement to the provisions of this paragraph 10 and that your breach of the provisions of this paragraph 10 could materially damage the Company. Subject to the further provisions of this Agreement, You will not, during the term of his employment with the Company and in the event of a termination without cause/resignation for good reason as defined in Section 5 in the contract, for the duration of any "Severance Period," as also defined in Section 8b, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, or business of whatever nature:

(i)
Engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any compound semiconductor communications Semiconductor business(Competitor). Should you be hired by a competitor, as defined above, you agree to pay to TriQuint Semiconductor all net gains on stock options received in the 3 years and 4 months immediately prior to a date that is 4 months after the termination date from TriQuint Semiconductor. You further agree that this payment will be made within 60 days of the date of requested by TriQuint.

(ii)
Contact any person who is, at that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

(iii)
Call upon any prospective acquisition candidate, on your own behalf or on behalf of any competitor, which candidate was, to your actual knowledge, either called upon by the Company or for which the Company made an acquisition analysis, for the purpose of acquiring such entity; or

(iv)
Disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever except to the extent that the Company has in the past disclosed such information to the public for valid business reasons.

(b)
It is agreed by the parties that the foregoing covenants in this Section 10 impose a reasonable restraint on you in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and you that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this covenant, whether before or after the date of termination of the employment of you, unless youwere conducting such new business prior to the Company conducting such new business. For example, if, during the term of this Agreement, the Company engages in new and different activities, enters a new business, or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the

    Recitals above or the locations currently established therefor, then You will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business, unless the you was conducting such new business prior to the Company conducting such new business.

  (c)
  The parties further acknowledge and agree that any violation of the provisions of this Section 10 could cause irreparable injury to the Company, and that no adequate remedy at law exists for violation of these provisions. Consequently, in addition to any damages, the Company shall be entitled to injunctive relief.

  (d)
  The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

  (e)
  It is specifically agreed that for purposes of this Section 10, the duration of the Severance Period following termination of employment and the covenants of this Section 10 operative during the Severance Period shall be extended by any time during which you is in violation of any provision of this Section 10.

  (f)
  The Company and the you hereby agree that this covenant is a material and substantial part of this Contract.

11.
Dispute Resolution Process.

(a)
Election of Remedies.    All disputes arising out of this Agreement, including those relating to the meaning or effect of any of its provisions, and all disputes arising out any aspect of the employment relationship, including your rights under any federal, state (excluding workers compensation) or local employment and/or labor law or regulation, shall be exclusively resolved in a final and binding manner through arbitration as set forth in this Section 11. You and the Company therefore expressly waive the right to litigate any such disputes in any other forum, administrative or judicial, and expressly waive the right to trial by jury.

(b)
By You.    You shall have the discretion to invoke final and binding arbitration under Section 11 and upon so doing, you shall be barred from pursuing the same dispute in any other contractual or statutory forum, regardless of whether you elect to exhaust the chosen procedure.

(c)
By the Company.    The Company shall have the discretion to invoke final and binding arbitration as set forth in this Section 11 when it believes you have violated any of the terms and conditions of this Agreement or you have asserted any violation of this Agreement by the Company, and shall be required to do so in any dispute in which it claims monetary damages from you. However, this shall not prevent the Company from taking any form of disciplinary action against you, but you shall then have the right to challenge such action under the procedures established in this Section 11.

(d)
Injunctive or Other Equitable Relief.    Nothing in this Section 11 shall prevent you or the Company from seeking injunctive relief against the other in circumstances allowed by law and/or authorized by any of the terms and conditions of this Agreement.

(e)
Initiation of Process.    In the event either party claims any violation of this Agreement, the party must notify the other party in writing within thirty (30) calendar days of the occurrence or the date the occurrence should reasonably have become known. In the event either party claims any violation of any applicable statutory right, the party must notify the other party in writing within six (6) calendar months of the occurrence or the date the occurrence should reasonably have become known. The notice shall describe the alleged violation and identify any relevant provisions of this Agreement, the proposed remedy and, if from you, the desired dispute resolution process.

  (f)
  Mediation.    Upon notification that a dispute exists, either party shall then have thirty (30) calendar days in which to notify the other that the matter will be referred to mediation (which shall not be adversarial in nature). The parties (or their representatives) shall immediately attempt to agree upon a mediator, and shall have the right to have representatives, including counsel, present at mediation.

    If a party does not exercise its right to require mediation within the thirty (30) days or the parties are unable to select a mediator or reach agreement in mediation then, within fifteen (15) calendar days thereafter, either party may invoke arbitration or the alleged violation(s) shall be deemed waived for all purposes.

    Each party will bear its own costs and attorneys fees in any mediation, and the mediation fee and any related costs shall be the responsibility of the party demanding mediation.

  (g)
  Arbitration. Except as expressly modified by this Section 11 (g), arbitration shall follow the procedures established in the Employment Dispute Resolution Rules of the American Arbitration Association or its successor.

  (h)
  Selection of Arbitrator.    In any such dispute and request for arbitration, the moving party shall submit a request to the American Arbitration Association for a list of seven National Academy arbitrators maintaining their primary residence in Washington or Oregon. Upon receiving the list, the parties shall alternately strike one name each, with you striking first, until one name remains on the list.

  (i)
  Conduct of Arbitration Hearing.    Except as expressly modified by this Section 11 (f), the arbitrator shall follow the procedures established in the Employment Dispute Resolution Rules of the American Arbitration Association and the National Academy of Arbitrators Code of Professional Responsibility. Either party may require that a professional reporter prepare an official record of the proceedings.

  (j)
  Damages.    An arbitrator selected to hear a dispute shall be authorized to determine and award such damages as either party could have received in an appropriate action in the Oregon or federal courts under Oregon and/or federal law, and the same shall be true of prevailing party reasonable attorneys fees and costs incurred in the litigation, excluding any attorneys fees or costs incurred in connection with any mediation.

  (k)
  Arbitration Decision and Award.    The decision of the arbitrator shall be in writing, shall state findings of fact and conclusions of law, and shall be signed by the arbitrator and served on both parties.

  (l)
  Costs of Arbitration.    Except as otherwise provided in Section 11(f), each party will bear its own costs and attorneys' fees in any arbitration proceeding and one-half of the arbitrators and any separate arbitration and/or reporting fees.

  (m)
  Severability and Reformation.    You and the Company acknowledge that the law is evolving as it relates to final and binding arbitration of disputes arising out of employment relationships, and particularly disputes arising under federal and state laws, and therefore all of the provisions of this Section 11 shall be subject to Section 9(f) of this Agreement.

        We are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter agreement in the space provided below and return it to me by Wednesday June 26, 2002.

        This letter agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter agreement may be modified or amended only by a written agreement, signed by the Company and by you.

Very truly yours,
TriQuint Semiconductor, Inc.
By:	/s/ Steve Sharp Steve Sharp, CEO, President, and Chairman of the Board
ACCEPTED and AGREED this 1 day of July 2002:
By:	/s/ Ralph Quinsey Ralph Quinsey

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